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FOR IMMEDIATE RELEASE
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Contact:
Name:  Andrew Brimmer
Phone: (212) 371-5999

               OH, INC. AND SEAL HOLDINGS COMPLETE SHARE EXCHANGE

Ft. Lauderdale, Florida (April 5, 1999) -- OH, Inc., A Florida corporation, and Seal Holdings Corporation [OTC:SEAH] today announced that they have completed their share exchange agreement, pursuant to the terms of the previously announced agreement. OH, Inc., through its subsidiaries, develops and operates sophisticated comprehensive outpatient medical, diagnostic and surgical facilities.

Shareholders of OH, Inc. have exchanged all of their OH, Inc. shares for newly issued shares of common and preferred stock of Seal, reflecting 91% of the outstanding Seal shares on a fully diluted basis (including taking into consideration outstanding options to acquire Seal shares held by others). The combined company will focus on the delivery of premium quality health care on a cost effective basis.

The combined company will trade under the ticker symbol "SEAH" and will be headquartered in South Florida. As previously announced, M. Lee Pearce, M.D., a physician and health care executive, will be chairman of the combined company. Dr. Pearce is internationally recognized as an innovative builder of health care enterprises.

OH, Inc. currently provides health care services through the development and operation of state of the art, sophisticated comprehensive medical, surgical and diagnostic outpatient facilities and through affiliated group practices. The company also identifies, structures, and finances development state companies in health care services and life sciences.

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Statements about Seal's and OHI's future expectations, including without limitation, future revenues and earnings, plans and objectives for future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of `193, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Seal and OHI intend that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic, competitive, governmental, regulatory, contractual and technological factors affecting Seal's and OHI's operations, markets and profitability, actual results could differ materially and adversely from expected results.